CSFB04-3G3AR1 -- 3A3

CREDIT SUISSE FIRST BOSTON

Balance	$2,042,000.00	Delay	24	WAC	6.600000000	WAM 358
Coupon	5.75000	Dated	04/01/2004	NET	5.75	WALA 2
Settle	04/30/2004	First Payment	05/25/2004

Price	1	2	3	4	5	6	7	8	9

	Yield	Yield	Yield	Yield	Yield	Yield	Yield	Yield	Yield
99-00.000	5.866	5.868	5.872	5.878	5.908	5.918	5.972	6.011	6.048
99-12.000	5.838	5.838	5.840	5.842	5.854	5.858	5.879	5.894	5.909
99-24.000	5.809	5.809	5.808	5.807	5.800	5.798	5.786	5.778	5.770
100-04.000	5.781	5.780	5.776	5.772	5.747	5.738	5.694	5.663	5.632
100-16.000	5.753	5.751	5.745	5.737	5.694	5.679	5.603	5.548	5.495
100-28.000	5.724	5.722	5.714	5.702	5.641	5.620	5.512	5.433	5.359
101-08.000	5.697	5.693	5.682	5.667	5.588	5.561	5.421	5.320	5.223
101-20.000	5.669	5.664	5.651	5.632	5.535	5.503	5.330	5.206	5.087
102-00.000	5.641	5.636	5.621	5.598	5.483	5.445	5.241	5.093	4.953

WAL	25.95	24.37	20.70	17.10	9.25	8.04	4.76	3.69	3.03
Mod Durn	13.19	12.82	11.83	10.63	7.00	6.28	4.06	3.24	2.71
Principal Window	Mar29 – May31	May27 – Feb30	Jun23 – Oct26	Dec19 – Mar23	Sep12 – Nov14	Nov11 – Jan13	Dec08 – Mar09	Nov07 – Jan08	Apr07 – May07

Prepay	125 PSA	150 PSA	200 PSA	250 PSA	375 PSA	400 PSA	600 PSA	800 PSA	1000 PSA

Treasury

Mat

6MO

2YR

3YR

5YR

10YR

30YR

Yld

1.152

2.157

2.616

3.514

4.441

5.243

This information is being provided in response to your specific request for information. The information has been prepared and furnished to you solely by CREDIT SUISSE FIRST BOSTON LLC (CSFB) and not the Issuer of the Securities or any of its affiliates. The preliminary description of the underlying assets has not been independently verified by CSFB. CSFB is not acting as agent for the Issuer or its affiliates in connection with the proposed transaction. All information contained herein is preliminary, limited in nature and subject to completion or amendment. CSFB makes no representation that the above referenced security will actually perform as described in any scenario. The above analysis alone is not intended to be a prospectus and any investment decision with respect to the security should be made by you based solely upon the information contained in the final prospectus. Under no circumstances shall the information presented constitute an offer to sell or solicitation of an offer to buy nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The securities may not be sold nor may an offer to buy be accepted prior to the delivery of a final prospectus relating to the securities.